Filed Pursuant to Rule 433 Registration No. 333−136666 January 9, 2008 Amends and Supersedes Free Writing Prospectus dated January 8, 2008
STRUCTURED EQUITY PRODUCTS Indicative Terms
New Issue

THE BEAR STEARNS COMPANIES INC.

Principal Protected Notes Linked to the Strengthening of the Singapore
Dollar, South Korean Won, New Taiwan Dollar, Malaysian Ringgit, and
Indonesian Rupiah Exchange Rates against the U.S. Dollar
Due: January [●], 2010

INVESTMENT HIGHLIGHTS
•	2 year term to maturity.
•	The Notes are 100% principal protected if held to maturity.
•	Issue is a direct obligation of The Bear Stearns Companies Inc. (Rated “A2” by Moody’s / “A” by S&P).
•	Issue Price: 100.00% of the Principal Amount ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
•
Linked to an equally weighted basket consisting of the currency exchange rates between: (1) the U.S. Dollar and the Singapore Dollar; (2) the U.S. Dollar and the South Korean Won; (3) the U.S. Dollar and the New Taiwan Dollar; (4) the U.S. Dollar and the Malaysian Ringgit; and (5) the U.S. Dollar and the Indonesian Rupiah (each a “Component” and collectively the “Components”), each expressed as the number of units of the U.S. Dollar, per Singapore Dollar, South Korean Won, New Taiwan Dollar, Malaysian Ringgit, or Indonesian Rupiah (each a “Reference Currency” and collectively the “Reference Currencies”), as applicable. The weighting of each Component is fixed at 20% and will not change, unless any Component is modified during the term of the Notes.

•
If the Basket Performance is greater than 0%, the Cash Settlement Value per note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Basket Performance.

•
If the Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

•	The Participation Rate is [130.00-140.00]%.
•
The Basket Performance is equal to the quotient (expressed as a percentage) of (i) the sum of the five Component Performances divided by (ii) 5. The “Component Performance” with respect to each Component is the percentage resulting from the quotient of (a) the Final Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level. For the avoidance of doubt, the Basket Performance is greater when the Components, on average, increase, as increasing Currency Exchange Rates mean that more U.S. Dollars are required to purchase units of the respective Reference Currency.

BEAR, STEARNS & CO. INC. STRUCTURED PRODUCTS GROUP (212) 272-6928
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-803-9204.

STRUCTURED PRODUCTS GROUP

GENERAL TERMS FOR THE NOTE OFFERING

This free writing prospectus relates to the offering of Notes linked to an equally weighted basket consisting of the Currency Exchange Rates between: (1) the U.S. Dollar and the Singapore Dollar; (2) the U.S. Dollar and the South Korean Won; (3) the U.S. Dollar and the New Taiwan Dollar; (4) the U.S. Dollar and the Malaysian Ringgit; and (5) the U.S. Dollar and the Indonesian Rupiah, each expressed as the number of units of the U.S. Dollar, per Singapore Dollar, South Korean Won, New Taiwan Dollar, Malaysian Ringgit, or Indonesian Rupiah, as applicable We reserve the right to withdraw, cancel or modify the offering and to reject orders in whole or in part. Defined terms not defined herein shall have the same meaning as in the Prospectus Supplement discussed below.

ISSUER:	The Bear Stearns Companies Inc.
ISSUER’S RATING:	“A2” / “A” (Moody’s / S&P)
CUSIP NUMBER:	073928Z63
ISSUE PRICE:	100.00% of the Principal Amount ([99.00]% for investors who purchase a principal amount of at least $1,000,000).
AGGREGATE PRINCIPAL AMOUNT:	$[●]
DENOMINATIONS:	$1,000 per Note and $1,000 multiples thereafter.
INITIAL FIXING DATE:	January[●], 2008
ISSUE DATE:	January [●], 2008
FINAL FIXING DATE:
January [●], 2010; provided that, with respect to a Component, (i) if such date is not a Component Business Day for that Component, then the Final Fixing Date for that Component will be the next succeeding day that is a Component Business Day for that Component and (ii) if a Market Disruption Event exists for that Component on the Final Fixing Date, the Final Fixing Date for that Component will be the next Component Business Day for that Component on which a Market Disruption Event does not exist for that Component. If the Final Fixing Date for any Component is postponed for three consecutive Component Business Days due to the existence of a Market Disruption Event, then, notwithstanding the existence of a Market Disruption Event on that third Component Business Day, that third Component Business Day will be the Final Fixing Date for that Component. If no Market Disruption Event exists with respect to a Component on the Final Fixing Date, the determination of that Component’s Final Fixing Level will be made on the Final Fixing Date, irrespective of the existence of a Market Disruption Event with respect to one or more of the other Components.

MATURITY DATE:
The Notes are expected to mature on January [●], 2010 unless such date is not a Business Day, in which case the Maturity Date shall be the next Business Day. If the Final Fixing Date is postponed, the Maturity Date will be three Business Days following the Final Fixing Date, as postponed for the last Component for which a Final Fixing Level is determined.

CASH SETTLEMENT VALUE:	On the Maturity Date, you will receive the Cash Settlement Value, an amount in cash that is based on the Basket Performance:

If the Basket Performance is greater than 0%, the Cash Settlement Value per note will equal $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate multiplied by (c) the Basket Performance.

If the Basket Performance is less than or equal to 0%, the Cash Settlement Value per Note will equal $1,000. Because the Notes are 100% principal protected if held to maturity, in no event will the Cash Settlement Value at maturity be less than $1,000 per Note.

INITIAL FIXING LEVEL:
[●] with respect to the SGD Exchange Rate; [●] with respect to the KRW Exchange Rate; [●] with respect to the TWD Exchange Rate; [●] with respect to the MYR Exchange Rate; and [●] with respect to the IDR Exchange Rate, which, in each case, represents the Currency Exchange Rate of such Component on the Initial Fixing Date.

FINAL FIXING LEVEL:	With respect to each Component, the Currency Exchange Rate on the Final Fixing Date, as determined by the Calculation Agent.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

BASKET:
The Currency Exchange Rates between: (1) the U.S. Dollar and the Singapore Dollar (the “SGD Exchange Rate”); (2) the U.S. Dollar and the South Korean Won (the “KRW Exchange Rate”); (3) the U.S. Dollar and the New Taiwan Dollar (the “TWD Exchange Rate”); (4) the U.S. Dollar and the Malaysian Ringgit (the “MYR Exchange Rate”); and (5) the U.S. Dollar and the Indonesian Rupiah (the “IDR Exchange Rate” and, together with the SGD Exchange Rate, the KRW Exchange Rate, the TWD Exchange Rate, and the MYR Exchange Rate, each a “Component” and collectively the “Components”), each expressed as the number of units of the U.S. Dollar, per Singapore Dollar, South Korean Won, New Taiwan Dollar, Malaysian Ringgit, or Indonesian Rupiah (each a “Reference Currency” and collectively the “Reference Currencies”), as applicable. The weighting of each Component is fixed at 20% and will not change, unless any Component is modified during the term of the Notes.

BASKET PERFORMANCE:	The quotient (expressed as a percentage) of (i) the sum of the five Component Performances divided by (ii) 5.

For the avoidance of doubt, the Basket Performance is greater when the Components, on average, increase, as increasing Currency Exchange Rates mean that more U.S. Dollars are required to purchase units of the respective Reference Currency.

COMPONENT PERFORMANCE:	With respect to each Component, is the percentage resulting from the quotient of (a) the Final Fixing Level minus the Initial Fixing Level, divided by (b) the Initial Fixing Level.
PARTICIPATION RATE:	[130.00-140.00]%.
CURRENCY EXCHANGE RATE:
With respect to each Component, the quotient of (i) one divided by (ii) the number of units of the applicable Reference Currency which can be exchanged for one unit of the U.S. Dollar as stated on the Fixing Page on the Final Fixing Date.

If, with respect to a Component, no fixing is published on the Final Fixing Date or the Initial Fixing Date, the relevant fixing level shall be determined by the Calculation Agent for the Final Fixing Date or the Initial Fixing Date, as applicable.

FIXING PAGE:
With respect to the SGD Exchange Rate, the reference rate published on Bloomberg page SGDUSD <Currency> <Go>; with respect to the KRW Exchange Rate, the reference rate published on Bloomberg page KRWUSD <Currency> <Go>; with respect to the TWD Exchange Rate, the reference rate published on Bloomberg page TWDUSD <Currency> <Go>; with respect to the MYR Exchange Rate, the reference rate published on Bloomberg page MYRUSD <Currency> <Go>; and with respect to the IDR Exchange Rate, the reference rate published on Bloomberg page IDRUSD <Currency> <Go>.

BUSINESS DAY:
Means any day other than a Saturday or Sunday, on which banking institutions in the cities of New York, New York and London, England are not authorized or obligated by law or executive order to be closed.

COMPONENT BUSINESS DAY:
With respect to any Component, any day other than a Saturday or Sunday, on which banking institutions in the cities of (i) New York, New York, (ii) London, England, and (iii) the Local Jurisdiction are not authorized or obligated by law or executive order to close.

LOCAL JURISDICTION:
With respect to the SGD Exchange Rate: Singapore; with respect to the KRW Exchange Rate: Seoul, South Korea; with respect to the TWD Exchange Rate: Taipei, Taiwan; with respect to the MYR Exchange Rate: Kuala Lumpur, Malaysia; and with respect to the IDR Exchange Rate: Jakarta, Indonesia.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this document together with the prospectus and prospectus supplement, each dated August 16, 2006 (the “Prospectus” and “Prospectus Supplement,” respectively), and the more detailed information contained in the Pricing Supplement, dated January 9, 2008 (subject to completion) (the “Pricing Supplement”). You should carefully consider, among other things, the matters set forth in “Risk Factors” in the Prospectus Supplement and the Pricing Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may access the Pricing Supplement, the Prospectus Supplement and the Prospectus on the SEC web site as follows:

•	Pricing Supplement dated January 9, 2008 (Subject to Completion):
http://www.sec.gov/Archives/edgar/data/777001/000114420408001264/v099207_424b2.htm

•	Prospectus Supplement dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011015/a2172743z424b5.htm

•	Prospectus dated August 16, 2006: http://www.sec.gov/Archives/edgar/data/777001/000104746906011007/a2172711zs-3asr.htm

ILLUSTRATIVE CASH SETTLEMENT VALUE TABLES

The following illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the assumptions outlined below. The examples do not purport to be representative of every possible scenario concerning increases or decreases in the Components or the Basket Performance. You should not construe these examples as an indication or assurance of the expected performance of the Notes. Actual returns may be different. Numbers are rounded for the ease of use. These illustrative examples demonstrating the hypothetical Cash Settlement Value of a Note are based on the following assumptions:

ASSUMPTIONS:

•	Investor purchases $1,000 aggregate principal amount of Notes at the initial public offering price of $1,000.

•	Investor holds the Notes to maturity.

•
The Initial Fixing Level is 0.7000 with respect to the SGD Exchange Rate; 0.1070 with respect to the KRW Exchange Rate; 0.0310 with respect to the TWD Exchange Rate; 0.3075 with respect to the MYR Exchange Rate; and 0.1060 with respect to the IDR Exchange Rate which, in each case, represents the Currency Exchange Rate of such Component on the Initial Fixing Date.

•	The Participation Rate is 135.00%

•	All returns are based on a 24-month term; pre-tax basis.

•	No Market Disruption Events or Events of Default occur during the term of the Notes.

Hypothetical Example 1: In this case, the Basket Performance is positive over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
SGD Exchange Rate	0.7900	12.86%	20.00%
KRW Exchange Rate	0.1375	28.50%	20.00%
TWD Exchange Rate	0.0400	29.03%	20.00%
MYR Exchange Rate	0.3650	18.70%	20.00%
IDR Exchange Rate	0.1300	22.64%	20.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Basket Performance = Quotient of (i) the sum of the five Component Performances divided by (ii) five

= (12.86% + 28.50% + 29.03% + 18.70% + 22.64%) ÷ 5

= 22.35%

Step 2: Calculate the Cash Settlement Value.

Because the Basket Performance is greater than 0% as of the Final Fixing Date, the Cash Settlement Value is equal to $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate of 135% multiplied by (c) the Basket Performance of 22.35%. Therefore, the Cash Settlement Value is $1,301.68 per Note representing a 30.17% return on investment over the term of the Notes.

Hypothetical Example 2: In this case, the Basket Performance is mixed over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
SGD Exchange Rate	0.7900	12.86%	20.00%
KRW Exchange Rate	0.0900	-15.89%	20.00%
TWD Exchange Rate	0.0280	-9.68%	20.00%
MYR Exchange Rate	0.3650	18.70%	20.00%
IDR Exchange Rate	0.1300	22.64%	20.00%

Basket Performance = Quotient of (i) the sum of the five Component Performances divided by (ii) five

= (12.86% + -15.89% + -9.68% + 18.70% + 22.64%) ÷ 5

= 5.73%

Step 2: Calculate the Cash Settlement Value.

Because the Basket Performance is greater than 0% as of the Final Fixing Date, the Cash Settlement Value is equal to $1,000 plus the product of: (a) $1,000 multiplied by (b) the Participation Rate of 135% multiplied by (c) the Basket Performance of 5.73%. Therefore, the Cash Settlement Value is $1,077.31 per Note representing a 7.73% return on investment over the term of the Notes.

Hypothetical Example 3: In this case, the Basket Performance is negative over the term of the Notes.

Step 1: Calculate the Basket Performance.

Component	Hypothetical Final Fixing Level	Component Performance	Weight
SGD Exchange Rate	0.6500	-7.14%	20.00%
KRW Exchange Rate	0.0900	-15.89%	20.00%
TWD Exchange Rate	0.0280	-9.68%	20.00%
MYR Exchange Rate	0.2800	-8.94%	20.00%
IDR Exchange Rate	0.0750	-29.25%	20.00%

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

Basket Performance = Quotient of (i) the sum of the five Component Performances divided by (ii) five

= (-7.14% + -15.89% + -9.68% + -8.94% + -29.25%) ÷ 5

= -14.18%

Step 2: Calculate the Cash Settlement Value.

The Basket Performance is less than 0% as of the Final Fixing Date. Therefore, the Cash Settlement Value is $1,000 per Note, representing the principal amount of the notes, and a 0.00% return on investment over the term of the Notes.

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

HISTORICAL DATA ON THE COMPONENTS

The tables below were constructed using historical data regarding the Components. The historical data is for illustrative purposes and is not indicative of the future performance of the Components or the future value of the Notes. While the value of the Components will determine the performance of the Basket, it is impossible to predict whether the performance of the Basket will rise or fall during the term of the Notes. Trading prices of the Components will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the currency markets generally and the markets for the Components in particular. Any historical upward or downward trend in the value of the Components during any period set forth below is not an indication that the Components are more or less likely to increase or decrease at any time during the term of the Notes. All information in the tables that follow was obtained from the Bloomberg Financial Service, without independent verification.

The tables below set forth the historical month-end Currency Exchange Rates for each Component (each expressed as the number of units of the U.S. Dollar which can be exchanged for one unit of the respective Reference Currency) for the period beginning January 1998 and ending December 2007.

SGD Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	0.5828	0.5911	0.5874	0.5736	0.5442	0.5749	0.5906	0.6106	0.6166	0.6509
February	0.6175	0.5806	0.5802	0.5733	0.5460	0.5759	0.5893	0.6166	0.6164	0.6542
March	0.6197	0.5785	0.5842	0.5542	0.5425	0.5669	0.5971	0.6058	0.6190	0.6592
April	0.6308	0.5899	0.5858	0.5490	0.5507	0.5632	0.5871	0.6107	0.6325	0.6580
May	0.5977	0.5790	0.5769	0.5525	0.5593	0.5770	0.5891	0.6001	0.6330	0.6542
June	0.5901	0.5881	0.5786	0.5487	0.5659	0.5679	0.5822	0.5933	0.6318	0.6535
July	0.5790	0.5944	0.5772	0.5546	0.5671	0.5680	0.5818	0.6013	0.6333	0.6594
August	0.5635	0.5940	0.5811	0.5746	0.5715	0.5700	0.5846	0.5948	0.6356	0.6555
September	0.5932	0.5889	0.5749	0.5665	0.5620	0.5788	0.5938	0.5910	0.6297	0.6733
October	0.6160	0.6017	0.5695	0.5484	0.5656	0.5754	0.6011	0.5905	0.6425	0.6909
November	0.6059	0.5945	0.5702	0.5460	0.5664	0.5800	0.6107	0.5912	0.6491	0.6903
December	0.6062	0.6003	0.5765	0.5419	0.5765	0.5884	0.6129	0.6013	0.6518	0.6944

KRW Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	0.0656	0.0851	0.0889	0.0795	0.0762	0.0852	0.0852	0.0975	0.1037	0.1062
February	0.0612	0.0818	0.0884	0.0797	0.0759	0.0838	0.0850	0.0996	0.1030	0.1061
March	0.0723	0.0815	0.0896	0.0751	0.0754	0.0797	0.0872	0.0985	0.1029	0.1063
April	0.0749	0.0851	0.0901	0.0760	0.0773	0.0823	0.0852	0.1003	0.1060	0.1075
May	0.0711	0.0843	0.0885	0.0781	0.0819	0.0829	0.0862	0.0992	0.1057	0.1077
June	0.0728	0.0864	0.0897	0.0769	0.0832	0.0838	0.0865	0.0967	0.1054	0.1083
July	0.0813	0.0831	0.0895	0.0770	0.0842	0.0847	0.0855	0.0974	0.1046	0.1086
August	0.0741	0.0847	0.0903	0.0782	0.0832	0.0849	0.0868	0.0967	0.1040	0.1065
September	0.0719	0.0821	0.0897	0.0767	0.0818	0.0869	0.0868	0.0959	0.1057	0.1093
October	0.0758	0.0834	0.0880	0.0775	0.0820	0.0845	0.0893	0.0961	0.1061	0.1109
November	0.0808	0.0863	0.0823	0.0786	0.0827	0.0832	0.0954	0.0967	0.1076	0.1081
December	0.0831	0.0877	0.0791	0.0761	0.0843	0.0839	0.0966	0.0990	0.1075	0.1068

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

TWD Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	0.0297	0.0310	0.0326	0.0309	0.0287	0.0288	0.0299	0.0315	0.0313	0.0303
February	0.0315	0.0304	0.0325	0.0309	0.0285	0.0288	0.0300	0.0322	0.0308	0.0303
March	0.0305	0.0302	0.0329	0.0304	0.0286	0.0288	0.0303	0.0317	0.0308	0.0302
April	0.0303	0.0306	0.0327	0.0304	0.0288	0.0287	0.0300	0.0320	0.0313	0.0300
May	0.0295	0.0306	0.0325	0.0295	0.0294	0.0288	0.0300	0.0319	0.0312	0.0303
June	0.0291	0.0310	0.0325	0.0290	0.0298	0.0289	0.0296	0.0316	0.0309	0.0304
July	0.0291	0.0311	0.0322	0.0288	0.0296	0.0291	0.0293	0.0314	0.0305	0.0304
August	0.0287	0.0314	0.0322	0.0289	0.0292	0.0294	0.0294	0.0305	0.0304	0.0303
September	0.0291	0.0315	0.0319	0.0289	0.0287	0.0296	0.0294	0.0301	0.0302	0.0306
October	0.0309	0.0315	0.0309	0.0290	0.0289	0.0294	0.0299	0.0298	0.0301	0.0309
November	0.0309	0.0316	0.0302	0.0290	0.0287	0.0292	0.0310	0.0298	0.0308	0.0310
December	0.0311	0.0319	0.0302	0.0286	0.0289	0.0294	0.0315	0.0305	0.0307	0.0308

MYR Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	0.2297	0.2632	0.2632	0.2632	0.2631	0.2632	0.2632	0.2632	0.2666	0.2857
February	0.2711	0.2632	0.2632	0.2632	0.2632	0.2632	0.2632	0.2632	0.2692	0.2855
March	0.2751	0.2632	0.2632	0.2631	0.2631	0.2632	0.2632	0.2632	0.2715	0.2892
April	0.2685	0.2632	0.2632	0.2632	0.2632	0.2632	0.2632	0.2632	0.2759	0.2922
May	0.2619	0.2632	0.2632	0.2632	0.2632	0.2632	0.2632	0.2632	0.2754	0.2944
June	0.2421	0.2632	0.2632	0.2632	0.2631	0.2632	0.2632	0.2632	0.2721	0.2896
July	0.2406	0.2631	0.2632	0.2632	0.2631	0.2632	0.2632	0.2666	0.2734	0.2887
August	0.2395	0.2632	0.2632	0.2631	0.2632	0.2632	0.2632	0.2651	0.2717	0.2853
September	0.2628	0.2632	0.2631	0.2632	0.2632	0.2632	0.2632	0.2653	0.2711	0.2935
October	0.2635	0.2632	0.2632	0.2632	0.2631	0.2632	0.2632	0.2649	0.2738	0.3004
November	0.2632	0.2632	0.2632	0.2632	0.2631	0.2632	0.2632	0.2647	0.2764	0.2974
December	0.2632	0.2632	0.2632	0.2631	0.2632	0.2632	0.2632	0.2646	0.2834	0.3024

IDR Exchange Rate
	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007
January	0.0800	0.1127	0.1343	0.1059	0.0970	0.1127	0.1182	0.1092	0.1067	0.1099
February	0.1117	0.1130	0.1344	0.1015	0.0985	0.1126	0.1183	0.1077	0.1089	0.1095
March	0.1170	0.1146	0.1319	0.0959	0.1018	0.1123	0.1168	0.1057	0.1103	0.1096
April	0.1238	0.1240	0.1262	0.0862	0.1072	0.1153	0.1149	0.1045	0.1138	0.1100
May	0.0866	0.1232	0.1163	0.0899	0.1133	0.1203	0.1079	0.1051	0.1080	0.1133
June	0.0669	0.1491	0.1142	0.0878	0.1148	0.1208	0.1064	0.1025	0.1080	0.1108
July	0.0752	0.1453	0.1118	0.1053	0.1103	0.1175	0.1095	0.1020	0.1103	0.1083
August	0.0897	0.1303	0.1201	0.1128	0.1129	0.1179	0.1067	0.0971	0.1101	0.1067
September	0.0922	0.1205	0.1140	0.1029	0.1111	0.1191	0.1092	0.0971	0.1084	0.1098
October	0.1299	0.1465	0.1072	0.0955	0.1085	0.1177	0.1100	0.0988	0.1100	0.1105
November	0.1351	0.1365	0.1049	0.0956	0.1114	0.1176	0.1111	0.0998	0.1091	0.1068
December	0.1250	0.1408	0.1034	0.0962	0.1117	0.1188	0.1079	0.1017	0.1112	0.1064

BEAR, STEARNS & CO. INC.

STRUCTURED PRODUCTS GROUP

SELECTED RISK CONSIDERATIONS

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Suitability of Notes for investment - A person should reach a decision to invest in the Notes after carefully considering, with his or her advisors, the suitability of the Notes in light of his or her investment objectives and the information set out in the Pricing Supplement. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

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Volatility of the Components - The Components are volatile and are affected by numerous factors specific to each country represented by a Reference Currency. The value of each Reference Currency relative to the U.S. Dollar, which is primarily affected by the supply and demand for the respective Reference Currency and the U.S. Dollar, may be affected by political, economic, financial, legal, accounting and tax matters specific to the country in which the Reference Currency is the official currency.

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No interest or other payments - During the term of the Notes, you will not receive any periodic interest or other distributions and such payments will not be included in the calculation of the Cash Settlement Value payable at maturity.

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Secondary market - Because the Notes will not be listed on any securities exchange or quotation system, a secondary trading market is not expected to develop, and, if such a market were to develop, it may not be liquid. Bear, Stearns & Co. Inc. intends under ordinary market conditions to indicate prices for the Notes on request. However, there can be no guarantee that bids for outstanding Notes will be made in the future; nor can the prices of those bids be predicted.

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Components may not move in tandem - At a time when the value of one or more of the Reference Currencies increases, the value of one or more of the other Reference Currencies may decline. Therefore, in calculating the Basket Performance with respect to an Observation Date, increases in the value of one or more of the Reference Currencies against the U.S. Dollar may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other Reference Currencies against the U.S. Dollar.

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Not subject to the special rules for nonfunctional currency contingent payment debt instruments - We intend to treat the Notes as contingent payment debt instruments that are subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations-U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes-Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

BEAR, STEARNS & CO. INC.